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                                                                     EXHIBIT 8.1

[BAKER BOTTS LLP LETTERHEAD]




October 3, 2001

001349.0232

Conoco Inc.
600 North Dairy Ashford
Houston, Texas 77079

Gentlemen:

                  As set forth in the final prospectus supplements dated October 3, 2001 (the "Prospectus Supplements"), each of which includes a prospectus dated September 18, 2001 that is a part of the Registration Statement on Form S-3 (Registration Nos. 333-69198 and 333-69198-01), as amended, filed by Conoco Inc., a Delaware corporation (the "Company"), and Conoco Funding Company, a Nova Scotia unlimited liability company and wholly owned subsidiary of the Company ("Conoco Funding"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed public offerings (the "Offerings") (i) by the Company of $500,000,000 principal amount of Floating Rate Notes due October 15, 2002 and $500,000,000 principal amount of Floating Rate Notes due April 15, 2003 and (ii) by Conoco Funding of $1,250,000,000 principal amount of 5.45% Notes due 2006, $1,750,000,000 principal amount of 6.35% Notes due 2011 and $500,000,000 principal amount of 7.25% Notes due 2031 fully and unconditionally guaranteed by the Company, certain legal matters in connection with the Offerings are being passed upon for you by us. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to a current report of the Company on Form 8-K (the "Form 8-K").

                  The statements of legal conclusion that appear in the Prospectus Supplements under the caption "United States Taxation of Non-United States Persons" are, subject to the assumptions, qualifications and limitations set forth therein, our opinion.

                  Pursuant to the provisions of Rule 436(a) of the rules and regulations of the Commission under the Securities Act, we hereby consent to the inclusion as aforesaid of our opinion of counsel under the caption "United States Taxation of Non-United States Persons" in the Prospectus Supplements, to the references to our Firm under such caption and the caption "Legal Matters" in the Prospectus Supplements and to the filing of this opinion with the Commission as an exhibit to the Form 8-K. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          BAKER BOTTS L.L.P.